                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date  of  Report  (Date of earliest event reported)       JULY 17, 1996

                             ENZON, INC.

        (Exact  name  of  registrant  as  specified  in its charter)




       DELAWARE                    0-12957              22-237286
   (State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)         File Number)          Identification)



        20 KINGSBRIDGE ROAD,  PISCATAWAY, NEW JERSEY    08854
          (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 980-4500




     (Former name or former address, if changed since last report)






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ITEM 5.  OTHER EVENTS

          Enzon, Inc. ("Enzon" or the "Company") announced that it has received three additional United States patents for its Single-Chain Antigen-Binding (SCA(R)) protein technology, which is one of the Company's proprietary core technologies.

          SCA proteins, like monoclonal antibodies, (MAbs), are used to deliver therapeutic agents to target disease sites in the body. Enzon believes SCA proteins offer significant advantages over conventional MAbs such as greater tumor penetration for cancer imaging and therapy, more specific localization to targeted disease sites in the body, decreased immunogenic reactions, and easier, more cost effective manufacturing processes. In addition to these advantages, because SCA proteins are developed at the gene level, they are better suited for targeted delivery of gene therapy vectors and fully-human SCA proteins can be isolated directly, with no need for costly "humanization" procedures. Also, many gene therapy methods require that proteins be produced in active form inside cells. SCA proteins can be produced through intracellular expression (inside cells) more readily than MAbs.

          The SCA patents issued were U.S. Patent No. 5,534,621 covering immunopurification methods, U.S. Patent No. 5,518,889 covering immunoassay methods and U.S. Patent No. 5,455,030 covering immunotherapeutic methods.

          Enzon has licensed the SCA protein technology primarily on a non-exclusive basis to more than a dozen companies including several global pharmaceutical companies such as Baxter Healthcare, Eli Lilly, Bristol-Myers Squibb, and the Gencell division of Rhone-Poulenc Rorer. Under these licenses, the Company has received approximately $6 million in up front payments and is entitled to receive additional payments upon achievement of specified development milestones and royalties on sales of any future products developed that utilize Enzon's SCA technology.

          Clinical trials for seven products using SCA protein technology have been started by licensees as well as academic institutions. Some of the areas being explored are cancer therapy, cardiovascular indications and AIDS.
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                            SIGNATURES


     Pursuant to the requirements  of  the Securities Exchange Act of 1934,

the Registrant has duly caused this report  to  be  signed on its behalf by the undersigned hereunto duly authorized.




Dated:  July 22, 1996




                                              ENZON, INC.
                                             (Registrant)

                                   By:   /s/KENNETH J. ZUERBLIS
                                         Kenneth J. Zuerblis
                                         Vice President, Finance
                                         and Chief Financial
                                         Officer